UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2013

CAREVIEW COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54090	95-4659068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 State Highway 121, Suite B-240, Lewisville, TX 75067
(Address of principal executive offices and Zip Code)

(972) 943-6050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01     Entry into a Material Definitive Agreement

The information included in Item 3.02 of this Current Report on Form 8-K relating to the Securities Purchase Agreement (as defined therein) is incorporated by reference to this Item 1.01.

Item 3.02     Unregistered Sales of Equity Securities

On March 27, 2013, CareView Communications, Inc. ("CareView" or the "Company"), executed a Securities Purchase Agreement (the "Purchase Agreement") with multiple investors (collectively, the "Investors") relating to the sale and issuance of shares of the Company's common stock and warrants to purchase common stock in a private offering.  Upon the anticipated closing of the Purchase Agreement on April 1, 2013 (the "Closing Date"), the Company will sell (i) an aggregate of 6,220,000 shares of common stock for $0.495 per share (the "Shares") and (ii) warrants to purchase an aggregate of 2,500,000 shares of common stock for $0.01 per share (the "Warrants") for an aggregate purchase price of approximately $3.1 million.

The five-year Warrants vest immediately upon issuance, have an exercise price of $0.60 per share and contain provisions for a cashless exercise. The Warrants may not be exercised in the event that the exercise would cause the aggregate number of shares beneficially owned by the Investor to exceed 9.9% of the outstanding shares of the Company's common stock. The Warrants contain standard adjustment provisions for subdivisions, combinations and distributions.  The Warrants contain anti-dilution adjustment provisions that if, subsequent to the issuance of the Warrants, the Company issues or sell shares, convertible securities, options or warrants at a price per share or exercise price per share lower than the exercise price per share of the Warrants, then the exercise price per share of the Warrants will be reduced to the lower price per share or lower exercise price per share at which the Company issued or sold shares, convertible securities, options or warrants.

All members of the Company's Board of Directors, with the exception of Jeffrey Lightcap, participated as Investors in the private offering by purchasing an aggregate of 350,000 Shares for $173,250; however, each director declined the offer to purchase any accompanying Warrants.   Mr. Lightcap was unable to participate in the offering due to his fiduciary obligation to HealthCor Partners Fund, a lender to the Company.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS) ("Ladenburg"), served as the Company's exclusive placement agent for the private offering.  Estimated fees to Ladenburg are $200,000 and expenses for Ladenburg and legal counsel for Investors approximate $47,500 resulting in estimated net proceeds to the Company of approximately $2,856,400. The Company intends to use the net proceeds for ongoing operations.

The closing is subject to the Company filing with the Securities and Exchange Commission its Form 10-K for the year ended December 31, 2012 and the satisfaction of certain customary closing conditions contained in the Purchase Agreement. The securities to be issued in this private offering have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission within 30 days of the Closing Date to register for resale the Shares and the shares of common stock issuable upon exercise of the Warrants.

The foregoing descriptions of the Purchase Agreement and Warrants are qualified, in their entirety, by reference thereto, copies of which are attached as exhibits to this Current Report on Form 8-K and are incorporated by reference in response to this Item 3.02.

Item 9.01     Financial Statements and Exhibits

(d)           Exhibits:

Exh. No.	Date	Document
10.108	March 27, 2013	Securities Purchase Agreement, form of*
10.109	n/a	Common Stock Purchase Warrant, form of*
99.1	March 27, 2013	Press Release from CareView Communications, Inc. entitled "CareView Communications, Inc. Announces $3.1 Million Private Placement"*
   _________________
 *Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2013	CAREVIEW COMMUNICATIONS, INC.

	By:	/s/ Samuel A. Greco
Samuel A. Greco
Chief Executive Officer